Exhibit 99.1

Company Contacts:
Media:	Matt Broder
Vice President, External Communications
203-351-6347
matthew.broder@pb.com

Financial:	Charles McBride
Vice President, Investor Relations
203-351-6349
charles.mcbride@pb.com

Pitney Bowes Announces Key Appointments
to Senior Leadership Team

     STAMFORD, Conn., February 13, 2008 -- Pitney Bowes Inc. (NYSE:PBI) today announced key appointments, effective March 1, to its senior management team to position the company for its next stage of growth. Michael Monahan, currently Executive Vice President and President, Mailstream Solutions and Services Americas, has been named EVP and Chief Financial Officer. Leslie Abi-Karam, Executive Vice President and President, Document Messaging Technologies has been named to a newly-created position, EVP and President, Mailing Solutions Management, which includes responsibility for the production mail business, as well as mailstream solutions and services formerly led by Mr. Monahan.

     “Mike Monahan and Leslie Abi-Karam are proven leaders who will be integral in driving forward Pitney Bowes’ strategy to deliver profitable growth,” said Murray Martin, President and Chief Executive Officer. “Mike brings a unique combination of financial and operational expertise, including 18 years of financial experience with both PricewaterhouseCoopers and Pitney Bowes and, more recently, a strong track record in leading our largest business unit. His deep knowledge of the company, financial acumen and operational focus will be invaluable as he takes on this critical role.

     “Over the course of her career, Leslie has shown time and time again that she knows how to build and transform businesses, bringing together a strong focus on the customer while driving both top and bottom line growth. Most recently, she has led our Document Messaging Technologies unit to create a global portfolio of end-to-end marketing services, software and hardware solutions. We look forward to her continued contributions in this significant new role,” said Mr. Martin.

     Mr. Monahan succeeds Bruce Nolop, who will pursue a senior executive position outside of the company, following a transition period. “We extend our sincere thanks to Bruce for his many valuable contributions over the years. Bruce was a key member of the team that transformed Pitney Bowes to a broad-based mailstream technology company and was the architect of our acquisition strategy. He built a first-class financial organization by strengthening our treasury, audit, investor relations, corporate development and tax functions, and partnered with the business units in driving results.”

said Mr. Martin. “Pitney Bowes is a much stronger company because of Bruce’s contributions.”

     With today’s appointments, the company has consolidated all of its US mailing products and services into an approximately $3.5 billion organization under Ms. Abi-Karam. The company’s Software and Marketing Services segments will now report directly to the CEO. The International, Management Services, and Global Financial Services segments, as well as corporate functions, currently report to the CEO and will continue to do so.

     In his current position, Mr. Monahan has been responsible for the company’s largest business unit, representing annual revenues of approximately $3 billion. In this capacity, he has directed strategy and global product development for the core mailing business, where he developed breakthrough solutions such as integrated web-based shipping solutions and postal kiosks, and expanded the range of applications for internet postage. Mr. Monahan also led the expansion into several growth areas, most significantly mail services and marketing services, which today contribute more than $600 million in incremental revenue, and, under his leadership, Pitney Bowes established itself as a market leader in the US domestic presort business and international outbound mail services. Mr. Monahan joined Pitney Bowes in 1988 from PricewaterhouseCoopers as a CPA and held a variety of senior financial positions at Pitney Bowes in accounting, investor relations, and corporate development and as CFO of a business unit.

     Ms. Abi-Karam has led the approximately $1 billion Document Messaging Technologies business since 2002, where she has transformed DMT from a hardware-centric operation to a business that encompasses both digital and physical communications. DMT has tripled its revenue and EBIT under her leadership. Ms. Abi-Karam has also led the expansion of the company’s software business with its two largest acquisitions to date, Group 1 Software and MapInfo. Previously, as a key executive in the company’s core mailing business, she oversaw the largest global launch of products in Pitney Bowes’ history. She began her career at Pitney Bowes in 1984 as an engineer and went on to distinguish herself in a variety of operational roles in manufacturing, service and product management.

About Pitney Bowes

     Pitney Bowes is a mailstream technology company that helps organizations manage the flow of information, mail, documents, and packages. Our 35,000 employees deliver technology, service, and innovation to more than two million customers worldwide. The company was founded in 1920 and annual revenues now total $6.1 billion. More information is available at www.pb.com.